UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 16, 2012

Commission File Number	Exact name of registrant as specified in its charter; State or other jurisdiction of incorporation; Address of principal executive offices; and Registrant’s telephone number including area code	IRS Employer Identification Number

333-173712	BWAY PARENT COMPANY, INC. Delaware 8607 Roberts Drive, Suite 250 Atlanta, Georgia 30350-2237 770-645-4800	27-1902348

333-172764-01	BWAY INTERMEDIATE COMPANY, INC. Delaware 8607 Roberts Drive, Suite 250 Atlanta, Georgia 30350-2237 770-645-4800	27-2594571

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

PIK Notes Tender Offer

On October 16, 2012, BWAY Parent Company, Inc. (the “Company”) issued a press release announcing the launch of a cash tender offer and consent solicitation (together, the “Offer”) for any and all of its outstanding 10.125%/10.875% Senior PIK Toggle Notes due 2015 (the “PIK Notes”). The Offer is being made pursuant to an offer to purchase and consent solicitation statement (the “Offer to Purchase”) and an accompanying letter of transmittal (the “Letter of Transmittal”). The Offer to Purchase and the Letter of Transmittal sets forth the complete terms of the Offer and are attached hereto as Exhibits 99.1 and 99.2, respectively.

In connection with the offer to purchase, the Company is soliciting consents to certain proposed amendments to the indenture governing the PIK Notes to eliminate substantially all of the restrictive covenants, certain events of default and related provisions. Holders may not tender their PIK Notes without delivering consents or deliver consents without tendering their PIK Notes.

The Offer is being made by the Company in connection with, and pursuant to the terms of, the Agreement and Plan of Merger, dated October 2, 2012, by and among the Company, BOE Intermediate Holding Corporation, BOE Merger Corporation (“Merger Sub”) and the representative named therein.

Holders of the PIK Notes that are validly tendered prior to 5:00 p.m., New York City time on November 2, 2012, unless extended or earlier terminated (the “Consent Time”) and not validly withdrawn will be eligible to receive the “Total Consideration” of $1,056.25 per $1,000 principal amount of PIK Notes. Holders of the PIK Notes that are validly tendered after the Consent Time but on or prior to the 11:59 p.m., New York City time, on November 13, 2012, unless extended or earlier terminated (the “Expiration Time”), will be eligible to receive the “Tender Offer Consideration” of $1,046.25 per $1,000 principal amount of PIK Notes, which is the total consideration less the consent payment of $10.00 per $1,000 principal amount of PIK Notes. In addition to the Total Consideration or the Tender Offer Consideration, as applicable, holders whose PIK Notes are accepted for purchase in the Offer will receive accrued and unpaid interest in cash (at the PIK interest rate) from the most recent interest payment date on the PIK Notes up to, but not including, the applicable settlement date.

The Offer contemplates an early settlement option for PIK Notes that are validly tendered and not validly withdrawn on or prior to the early settlement date, which we anticipate to be the date of the satisfaction of the conditions to the Offer. Payment for PIK Notes validly tendered and not validly withdrawn after the early settlement date and on or prior to the Expiration Time and accepted for purchase will be made promptly after the Expiration Time.

The Company’s obligation to accept for purchase and to pay for PIK Notes validly tendered and not withdrawn pursuant to the Offer is subject to the satisfaction or waiver, in the Company’s discretion, of certain conditions, which are more fully described in the Statement, including, among others, (1) the completion of certain debt financings and (2) the closing of the merger of Merger Sub with and into the Company, with the Company as the surviving company (the “Merger”). The complete terms and conditions of the Offer are set forth in the Offer documents which are being sent to holders of PIK Notes. Holders of PIK Notes are urged to read the Offer documents carefully.

A copy of the press release announcing the launch of the Offer is attached as Exhibit 99.3 hereto and incorporated by reference herein.

Launch of Senior Notes Offering

On October 17, 2012, the Company announced, in anticipation of the Merger, that Merger Sub intends to offer $375 million aggregate principal amount of senior PIK toggle notes due 2017 (the “Senior Notes”). The obligations of Merger Sub under the Senior Notes will be assumed by the Company by operation of law upon consummation of the Merger. The net proceeds from the offering of the Senior Notes will be used to finance in part the consideration to be paid in the Merger, to refinance the Company’s existing indebtedness in connection with the Merger (including the PIK Notes) and to pay fees and expenses related to the Merger and the associated financings.

A copy of the press release announcing the launch of the Senior Notes offering is attached hereto as Exhibit 99.4 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

99.1	Offer to Purchase and Consent Solicitation Statement, dated October 16, 2012.
99.2	Letter of Transmittal, dated October 16, 2012.
99.3	Press release related to the PIK Notes tender offer, dated October 16, 2012.
99.4	Press release related to the launch of the Senior Notes offer, dated October 17, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrants set forth below have duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 18, 2012

BWAY PARENT COMPANY, INC.

By:	/s/ Michael B. Clauer
Michael B. Clauer
Executive Vice President and Chief Financial Officer

BWAY INTERMEDIATE COMPANY, INC.

By:	/s/ Michael B. Clauer
Michael B. Clauer
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Offer to Purchase and Consent Solicitation Statement, dated October 16, 2012.
99.2	Letter of Transmittal, dated October 16, 2012.
99.3	Press release related to the PIK Notes tender offer dated October 16, 2012
99.4	Press release related to the launch of the New PIK Notes offer dated October 17, 2012.